PRESS RELEASE

Contact: Matthew Sokol 203-573-2153

Chemtura Reports Fourth Quarter and Year-End 2016 Financial Results

Fourth Quarter 2016 GAAP net earnings of $0.34 per diluted share compared to $0.96 for the fourth quarter of 2015
Fourth Quarter 2016 Non-GAAP net earnings of $0.34 per diluted share compared to $0.44 for the fourth quarter of 2015
Year ended December 31, 2016 GAAP net loss of $0.24 per diluted share compared to net earnings of $1.98 for the year ended December 31, 2015
Year ended December 31, 2016 Non-GAAP net earnings of $1.72 per diluted share compared to $1.47 for the year ended December 31, 2015

PHILADELPHIA, PA – February 22, 2017 – Chemtura Corporation (NYSE / Euronext Paris: CHMT) (the “Company,” “Chemtura,” “We,” “Us” or “Our”) today announced financial results for the fourth quarter and year ended December 31, 2016. The Company also filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2016. For the fourth quarter of 2016, Chemtura reported net sales of $385 million and net earnings on a GAAP basis of $22 million, or $0.34 per diluted share. Net earnings on a Non-GAAP basis were $22 million, or $0.34 per diluted share. For the year ended December 31, 2016, Chemtura reported net sales of $1,654 million and a net loss on a GAAP basis of $15 million, or $0.24 per diluted share. Net earnings on a Non-GAAP basis were $111 million, or $1.72 per diluted share.
Fourth Quarter 2016 Financial Results
The discussion below includes financial information on both a GAAP and non-GAAP basis. Later in this release, we explain our Non-GAAP metrics including how each is calculated, why we use the specific metric and the internal controls around our Non-GAAP metrics. We have provided reconciliations of our GAAP financial information to our Non-GAAP financial metrics in the supplemental schedules attached to this release. The use of Non-GAAP metrics is not a substitute for GAAP measures and should not be considered as such.
The following is a summary of the unaudited financial results on a GAAP and Non-GAAP basis (a description of our Non-GAAP metrics appears later in this release):

(In millions, except per share data)	Quarters Ended - GAAP			Quarters Ended - Non- GAAP
	December 31, 2016	December 31, 2015	% change	December 31, 2016	December 31, 2015	% change
Net sales	$385	$399	(4%)	$376	$390	(4%)
Operating income	$41	$36	14%
Net earnings	$22	$66	(67%)	$22	$30	(27%)
Net earnings - per diluted share	$0.34	$0.96	(65%)	$0.34	$0.44	(23%)
Adjusted EBITDA				$59	$55	7%

	Years Ended - GAAP			Years Ended - Non- GAAP
	December 31, 2016	December 31, 2015	% change	December 31, 2016	December 31, 2015	% change
Net sales	$1,654	$1,745	(5%)	$1,616	$1,707	(5%)
Operating income	$46	$162	(72%)
Net (loss) earnings	$(15)	$136	(111%)	$111	$101	10%
Net (loss) earnings - per diluted share	$(0.24)	$1.98	(112%)	$1.72	$1.47	17%
Adjusted EBITDA				$282	$237	19%

CEO Remarks
“In the fourth quarter, we focused on finishing the year strong and on progressing towards closing the Lanxess transaction,” said Craig Rogerson, Chemtura's Chairman, President and Chief Executive Officer. “We are pleased that our shareholders have overwhelmingly approved the merger with Lanxess and that we have already received a number of regulatory clearances. The post-closing integration planning is on course and our respective organizations are well positioned to create a stronger, more diverse and higher performing specialty chemical company.”
Mr. Rogerson continued, “In the fourth quarter, we were able to continue our strong 2016 performance. Fourth quarter operating income increased 14% versus the prior year on overall lower revenue. Sequentially, revenue and operating income were lower for our industrial businesses, which is often the case in the last quarter of the year. For the full year, excluding the impact of the pension settlement charge incurred earlier in the year and the expenses related to the merger and post-closing integration planning, 2016 operating income increased 36% over our 2015 results.”
“Our IEP Segment posted higher fourth quarter revenue and operating income compared to the fourth quarter of 2015,” said Mr. Rogerson. “Higher prices for bromine-based products and increased sales of our polymer co-catalyst products led the way for IEP’s year-over-year improvements. Also, in 2015, IEP’s fourth quarter performance was dragged down by charges related to exiting a product line, which did not repeat in the fourth quarter of 2016. Sequentially, revenue and operating income were lower compared to the third quarter of 2016 due in part to lower bromine sales in the U.S., lower sales of clear brine fluids and seasonally lower fumigant sales. It is worth noting that sales of flame retardants, such as tetrabrom, into certain electronic applications increased sequentially.”
“Our IPP Segment reported lower fourth quarter sales and operating income compared to prior year and sequentially. Year-over-year declines in IPP sales and operating income are attributable to unfavorable product mix and lower demand across many of our IPP product lines. We also saw lower prices in certain IPP products compared to last year, as we passed along lower raw material costs to certain of our customers. In addition, sales prices for urethanes products used in mining and oil and gas applications were lower in the fourth quarter of 2016 compared to last year due to continued weakness in those industries, although we did experience volume growth from new urethane applications in Asia. Sequential declines in IPP sales and operating income were predominately due to year-end order timing, unfavorable product mix and higher raw material and manufacturing costs.”
“For the calendar year of 2016, we delivered on our commitment to increase operating profitability,” observed Mr. Rogerson. “Excluding the first quarter pension settlement charge resulting from the pension annuity transaction and merger and integration costs, 2016 operating profit of $221 million increased by $59 million, or 36% compared to 2015 calendar year operating profit of $162 million. The improvement was less visible in our earnings per share due to the loss from the pension settlement charge, the merger and integration expenses and the 2015 tax benefit from certain tax credits and the release of valuation allowance which resulted in a lower than normal tax rate for the prior year.”
Mr. Rogerson concluded, “Looking ahead, we will continue to work with our Lanxess colleagues to ensure a smooth transition and integration into the Lanxess organization post-closing. We expect that the transaction will close by the middle of 2017. We will also continue to execute on our business plan.”
Pending Merger Transaction with Lanxess
On February 1, 2017, Chemtura's stockholders voted to approve and adopt the agreement and plan of merger (the "Merger Agreement") we entered into on September 25, 2016 with Lanxess Deutschland GmbH, a limited liability company under the laws of Germany ("Lanxess"), and LANXESS Additives Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Lanxess ("Merger Subsidiary"). The merger remains subject to customary closing conditions. Assuming timely satisfaction of the remaining closing conditions, we currently expect the merger to close by mid-2017.
Fourth Quarter Overview - GAAP
See tables that follow for a quantitative summary of the components of change by segment between the fourth quarter of 2016 and the fourth quarter of 2015 ("year-over-year") and compared to the third quarter of 2016 ("sequential").
Industrial Performance Products ("IPP")
Our IPP segment delivered lower net sales and lower operating income both year-over-year and sequentially.

Year-over-year, the reduction in net sales was primarily the result of lower volume and lower sales prices. During 2016, we continued to pass along the benefit of lower raw material costs to certain of our customers where required by contract. Lower volume and unfavorable product mix in our petroleum additive products, particularly in synthetic lubricants, base stocks and detergents, were partially offset by increased sales of our lower priced intermediate products. New application demand for our urethane products, particularly in Asia, offset the continued low demand for our urethane products used in mining and oil and gas applications that we experienced all year. Sequentially, the primary drivers of the decline in net sales were lower volumes and unfavorable product mix. In the third quarter of 2016, we benefited from additional volume for our inhibitor products due to a temporary shutdown of an Asian competitor's plant. With production restored, demand returned to normal levels in the fourth quarter, although seasonally lower. Sales prices showed a modest increase over the previous quarter.
Operating income year-over-year benefited from favorable raw material and distribution costs which were offset by the lower volume and unfavorable product mix and higher costs for manufacturing, inventory adjustments and selling, general and administrative ("SG&A"). Sequentially, the impact of lower net sales, coupled with higher costs for raw material, manufacturing and inventory adjustments in the fourth quarter, reduced operating income.
Industrial Engineered Products ("IEP")
Our IEP segment reported an improvement in year-over-year net sales and operating income. On a sequential basis, our IEP segment reported lower net sales and lower operating income.
Year-over-year, the increase in net sales was primarily driven by higher sales prices in our Emerald Innovation 3000TM products, as well as in our bromine and bromine-based derivative products. We saw a significant improvement in volume for our organometallic polymerization co-catalysts and tin specialty products due to increased customer demand, which was offset in part by slower demand for our Emerald Innovation 3000TM product and the reduced demand for our clear brine fluids used in the drilling of deep offshore oil and gas wells that we have experienced all year. Sequentially, the benefit of increases in sales prices for bromine and bromine-based derivatives and tin specialty products were partly offset by some competitive reductions in sales prices for certain brominated flame retardant products. Sales volumes benefited from increased demand for tetrabrom which was completely offset by the reduced demand for clear brine fluids, fumigants and bromine and bromine-based derivative products.
Operating income on a year-over-year basis benefited from the higher sales prices and the volume improvement in our organometallic products. Lower raw material costs in certain products were offset by the higher cost of tin, which in many cases we were able to pass along to our customers under formula-based pricing. Unfavorable manufacturing and absorption variances in 2016 were offset by the absence of a charge we recorded in the fourth quarter of 2015 related to the discontinuance of a product. Sequentially, operating income saw slightly higher costs in all categories, offset in part by increased sales prices.
Corporate
Our general corporate expense decreased slightly on a year-over-year basis, with some increase in our management incentive accruals offset by favorable pension and environmental accruals and lower charges for amortization. Sequentially, general corporate expense remained relatively flat.
During the fourth and third quarters of 2016, we recorded $2 million and $11 million, respectively, of merger and integration costs, which primarily are comprised of legal and other fees associated with the signing of the Merger Agreement with Lanxess and the charge related to the Addivant preferred stock noted below.
Contemporaneous with the execution of the Merger Agreement, we entered into an agreement with SK Blue Holdings, Ltd., and Addivant USA Holdings Corp (collectively, "Addivant") that committed us to surrender our shares of Addivant preferred stock to Addivant along with a cash payment of $1 million in exchange for a modification of a non-compete agreement entered into in conjunction with the sale of our antioxidants business to Addivant in 2013. Reflecting the terms of this agreement, in the third quarter of 2016, we took a charge of $5 million which is included in the merger and integration costs described above. The agreement with Addivant also provided for certain other modifications to our continuing supply agreements with Addivant that are contingent upon the completion of the Merger.

Agrochemical Manufacturing Segment
The Agrochemical Manufacturing segment reported lower net sales but operating income was relatively flat both year-over-year and sequentially.

The decrease in net sales was attributable to the change from a supply agreement to a tolling agreement in Brazil implemented earlier in 2016 (which reduced both net sales and cost of sales with no impact on operating profit). We note that the results include net sales and operating profit related to the non-cash amortization, net of accretion, of a below-market contract obligation that is related to our supply agreements. These amounts were $9 million, $9 million and $10 million in the fourth quarter of 2016, the fourth quarter of 2015 and the third quarter of 2016, respectively.
Income Taxes
Income tax expense was $14 million in the fourth quarter of 2016 compared with a benefit of $27 million in the fourth quarter of 2015 and expense of $17 million in the third quarter of 2016. In the fourth quarter of 2015, we released $19 million of certain remaining U.S. federal and state tax valuation allowances as a result of our anticipated improvement in profitability in the U.S. and additional tax benefits were realized from increased utilization of foreign tax credit carrybacks to 2014 and the use of foreign net operating losses which became available due to a change in a foreign country's tax law. As a result, our 2015 effective tax rate was 11%. In 2016, our effective tax rate for the year was significantly increased by the tax treatment of the pension settlement accounting arising from the pension annuity transaction in the first quarter of 2016.
For purposes of calculating our Non-GAAP Earnings From Continuing Operations, we have applied a Non-GAAP tax rate of 28%. The non-GAAP rate reflects adjustments to our U.S. GAAP provision to exclude the tax effects of certain types of income and expense as described in our Non-GAAP Measures policy below.
In the first quarter of 2015, we completed an evaluation based upon the forecast for the full year and we estimated our Non-GAAP tax rate to be 28%. This rate was subject to fluctuations each quarter due to changes in our forecasted operating results of our continuing businesses, changes in the mix of income between U.S. and foreign jurisdictions and discrete items that are recorded in the periods in which they occur. As 2015 progressed, we revised down our Non-GAAP rate for the inclusion of credits, deductions and return to provision adjustments but excluded those that directly related to the divestiture of Chemtura AgroSolutions. In the fourth quarter of 2015, the Non-GAAP tax rate was further reduced for additional tax benefits we obtained. Based on these adjustments to the effective rate, our Non-GAAP tax rate for the full year of 2015 was 13%. Due to the reduction of the Non-GAAP tax rate from that used for the third quarter ended September 30, 2015, the resulting Non-GAAP tax provision for the fourth quarter of 2015 was lower than the full year rate.
If we exclude the benefit of the adjustments to our Non-GAAP rate during 2015 for the items discussed above, our estimated Non-GAAP tax rate in 2015 was 28%. In the first quarter of 2016, we again estimated our Non-GAAP tax rate at 28%. Each quarter we evaluated whether this estimate should be revised. As the 2015 adjustments did not reoccur in 2016, our Non-GAAP tax rate for 2016 remained at 28% during the year and the Non-GAAP tax rate for the full year of 2016 was essentially the same as the 28% estimated rate applied during the year.
Cash income taxes paid (net of refunds) for the fourth quarter of 2016, the fourth quarter of 2015 and the third quarter of 2016 were $7 million, $4 million and $13 million, respectively.

Other Highlights

•
Net cash provided by operating activities for the fourth quarter of 2016 was $50 million as compared with $42 million for the fourth quarter of 2015 and $43 million for the third quarter of 2016. The cash contributions made to our pension and post-retirement benefit plans in the fourth quarter of 2016, the fourth quarter of 2015 and the third quarter of 2016 were $3 million, $4 million and $4 million, respectively.

•
Net cash provided by operating activities for the full year of 2016 was $137 million as compared with $159 million for the full year of 2015. The net cash provided by operating activities for the full year of 2016 was after the deduction of the $35 million cash contribution to our U.S. qualified pension plan made following the purchase of the pension annuity contract in the first quarter of 2016 and approximately $9 million in cash merger and integration costs related to the Lanxess transaction. Excluding these two items, net cash provided by operating activities for the full year of 2016 would have been $181 million.

•	Capital expenditures for the fourth quarter of 2016 were $26 million compared with $27 million in the fourth quarter of 2015 and $24 million in the third quarter of 2016.

•
Our total debt was $476 million as of December 31, 2016 compared with $511 million as of December 31, 2015. The decrease is primarily due to a prepayment of $39 million from cash-on-hand in the second quarter of 2016 on our senior secured term loan. Debt as reported in our financial statements reflected the retrospective change in U.S. GAAP in the first quarter of 2016 to now report debt net of unamortized debt financing costs.

•
Cash and cash equivalents were $220 million as of December 31, 2016 compared with $323 million as of December 31, 2015. The decrease was primarily the result of capital expenditures, shares repurchased under our share repurchase program, the $35 million contribution of cash to our U.S. qualified pension plan in the first quarter of 2016 and a $39 million prepayment against our debt.

Fourth Quarter Earnings Q&A Teleconference
Copies of this release will be available on the Investor Relations section of our website at www.chemtura.com. We will host a teleconference to review these results at 9:00 a.m. (EST) on Thursday, February 23, 2017. Interested parties are asked to dial in approximately 10 minutes prior to the start time. The call-in number for U.S. based participants is (877) 494-3128 and for all other participants is (404) 665-9523. The conference ID code is 48493850.
Replay of the call will be available for thirty days, starting at 12 p.m. (EST) on Thursday, February 23, 2017. To access the replay, call toll-free (855) 859-2056, (800) 585-8367, or (404) 537-3406, and enter access code 48493850. An audio webcast of the call can be accessed via the link below during the time of the call:
http://edge.media-server.com/m/p/6i7ohzsw
Chemtura Corporation, with 2016 net sales of $1.7 billion, is a global manufacturer and marketer of specialty chemicals. Additional information concerning us is available at www.chemtura.com.
Non-GAAP Financial Measures
Certain information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). We refer to those financial measures as “Non-GAAP”. While GAAP provides a prescribed format for presenting financial information, internally we have developed and use other financial metrics and measures to make resource allocation decisions, evaluate our underlying performance, compare that performance to peer companies, identify operating trends, determine performance-based compensation, and, among other factors, predict future performance and cash inflows and outflows. Understanding the Non-GAAP financial measures we use to manage our business and resources provides our investors with insights that cannot be obtained by a review of the GAAP based measures alone. Many of the Non-GAAP financial measures we use in managing our business can be calculated by investors and other users of our financial statements; however, we provide this information to the public to ensure there are not multiple interpretations of the calculation of any such measure. To assist our investors in understanding the differences between our GAAP and Non-GAAP measures, we have provided a reconciliation between these presentations in the attached financial tables.
Our Non-GAAP Financial Metrics and policies are posted on our website at www.Chemtura.com so that they can be easily referenced by our investors.
We use each of the following Non-GAAP measures to provide investors and other users of our financial statements with additional information to aid their understanding of our primary business performance trends as well as our current and future potential cash inflows and outflows:
Non-GAAP Net Sales - Included in our presentation of GAAP Net Sales is the revenue accretion and amortization of a below market contract liability related to the supply agreements resulting from the sale of our Chemtura AgroSolutions business. We excluded these revenues as the accretion and amortization do not generate current or future cash flows. We also exclude the benefit of this accretion and amortization in computing Non-GAAP profitability measures.
Non-GAAP Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) - EBITDA is a financial measure frequently used by investors and others to understand a company’s profitability as well as its ability to meet debt service obligations, make investments and compare performance and valuation to other companies. This measure excludes cash and non-cash income or charges that exist in a company’s GAAP presentation that do not necessarily represent current or future cash inflows or outflows of business operations. For example, depreciation and amortization are charges that reduce a company’s net income, but reflect a historic rather than current use of cash and share-based compensation expense is a charge where there is no current use of cash. This pre-tax measure also excludes interest expense as well as other miscellaneous income and expense, such as realized and unrealized foreign exchange gains and loss, that we have concluded are not representative of current performance of our operating businesses. Our calculation begins with GAAP Net Earnings (Loss) from which we exclude GAAP income tax expense or benefit, GAAP interest expense, GAAP depreciation and amortization, GAAP other income or expense, the non-cash share-based compensation expense and certain other income and charges as listed in the description of our Non-GAAP policy below. It is also one of the performance measures used to determine the amount, if any, of a payout under our management incentive plans.
Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes - As defined by GAAP, Earnings (Loss) from Continuing Operations Before Tax is a sub-total that provides information regarding an entity’s results of continuing operations excluding any amounts related specifically to income taxes. It is calculated by taking Net Earnings (Loss) and excluding any income or loss associated with discontinued operations and any income tax expense. To calculate Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes, we start with GAAP Net Earnings (Loss) and exclude any results related to discontinued operations, income tax expense and certain other income and charges as listed in the description of our Non-GAAP policy below. This sub-total is necessary when computing income tax expense on an interim basis (as described below) for both GAAP and Non-GAAP purposes.
Non-GAAP Income Tax Expense / Benefit - The calculation of our GAAP income tax expense or benefit in any interim period is based upon an estimate of our effective tax rate for the annual period multiplied by our interim GAAP Earnings (Loss) from Continuing Operations Before Income Taxes, adjusted for discrete items if required. The calculation of our Non-GAAP Income Tax Expense is based on the same principles as our GAAP income tax expense; however, we exclude from the calculation any tax associated with items that have been excluded, or are projected to be excluded during the calendar year, in our Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes, which are listed in the description of our Non-GAAP policy below. We also exclude certain tax benefits and expenses as described in our Non-GAAP policy below. Application of the GAAP tax rate to our Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes would render an income tax expense that does not correctly reflect the tax associated with the pre-tax adjustments we make in our Non-GAAP performance measures. The computation of an effective tax rate reflecting the tax effect of our pre-tax Non-GAAP adjustments permits the calculation of after tax Non-GAAP performance measures and provides additional insights as to the underlying global tax rate for our primary business operations. At the end of the calendar year, we prepare a tax provision based on Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes, excluding certain tax benefits and expenses as described in our Non-GAAP policy below, in order to compute Non-GAAP Earnings (Loss) from Continuing Operations (defined below) for the fourth quarter and calendar year.
Non-GAAP Earnings (Loss) from Continuing Operations - This measure is determined by applying the Non-GAAP Effective Tax Rate for interim periods, or for the calendar year, a tax provision, to our Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes and reducing the Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes by that amount. The resulting measure is termed Non-GAAP Earnings (Loss) from Continuing Operations. This metric is intended to provide users of the financial statements with an after tax profitability measure consistent with our pre-tax Non-GAAP measure and is required to compute Non-GAAP Earnings (Loss) Per Share from Continuing Operations.
Non-GAAP Earnings (Loss) Per Share from Continuing Operations - To calculate this Non-GAAP measure, we divide our Basic and Diluted Weighted Average Shares into our Non-GAAP Earnings (Loss) from Continuing Operations. To determine our Basic and Diluted Weighted Average Shares, we utilize GAAP principles under both presentations. In many periods, the GAAP and Non-GAAP Basis and Weighted Average Shares are the same; however, should either the GAAP or Non-GAAP Earnings (Loss) from Continuing Operations be anti-dilutive, the Diluted Weighted Averages Shares may differ between the two presentations. This measure is used as one of the criteria to determine the amount, if any, of a payout under our management incentive plans.
Free Cash Flow - We define Free Cash Flow as Net Cash Provided by (Used in) Operating Activities less GAAP capital expenditures and investments in intangible assets as presented in our GAAP Consolidated Statement of Cash Flows. It is intended to provide users of our financial statements an indication of cash flows that are generated by or used in our primary business operations alone. We caution investors that this measure excludes Net Cash Provided by (Used in) Financing Activities that can include mandatory debt service obligations. It will also exclude investments such as acquisitions or cash proceeds from divestitures. It includes cash contributions to pension plans and post-retirement benefit obligations as these are included in Net Cash Provided by (Used in) Operating Activities. This measure therefore cannot be used to understand changes in cash or in total indebtedness in any reporting period.
Net Debt - The term Net Debt is a Non-GAAP measure that is calculated from information in our GAAP presentation. We add Short-term Borrowings and Long-term Debt (combined “Total Debt”) less Cash and cash equivalents, all as presented on our Condensed Consolidated Balance Sheet. This metric provides users of our financial statements a view of our indebtedness were we to use all our cash and cash equivalents on hand to repay debt.

To ensure consistency in the presentation of these Non-GAAP measures, we have developed an internal accounting policy which specifies what types of income or expense are considered to be adjustments to our GAAP financial results and metrics. In practice, this policy is reviewed annually and approved by our Disclosure Committee and the Audit Committee of our Board of Directors. Our Non-GAAP financial measures have not changed from the prior year, although in some years we do not have certain transactions.
In accordance with our Non-GAAP accounting policy, we adjust our pre-tax GAAP information for the following items:

•
costs associated with facility closures, severance and related costs, including accelerated depreciation due to changes in the useful life of assets, the accelerated recognition of asset retirement obligations as a result of facility closures, and any gain or loss on the disposal of any assets or facility that has been closed;

•	incremental environmental remediation charges resulting from a facility closure or the sale of a business which are not considered directly associated with our on-going operations;

•	gains and losses on the sale of businesses or the formation of joint ventures;

•	gains or losses related to the early extinguishment of debt;

•	income and expense on legal settlements for any significant matter or combination of related matters that is considered not directly associated with our on-going operations;

•	income and expense related to a major catastrophic event for any matter or combination of related matters that is considered not directly associated with our on-going operations;

•	asset impairment charges;

•
income or expense directly related to the purchase or sale of a business which was incurred in the periods prior to the purchase or sale but adjustments are only made after we have entered into a definitive agreement and announced the transaction and prior to the adoption of any discontinued operations treatment, if applicable;

•	income or expense directly associated with the Merger with Lanxess, including those directly related to the transaction as well as those directly attributable to the cost of integration;

•	gains or losses on the settlement or curtailment of our pension plans or post-retirement plans which occurred as a result of dispositions, mergers or significant plan amendments;

•	gains or losses associated with the release of the Cumulative Translation Adjustment upon the complete or substantial liquidation of any majority-owned entities;

•
revenue or other income associated with the recognition of the fair value, net of accretion, of the significant below-market contractual obligations related to the supply agreements with Platform Specialty Products;

•	tax expense or benefit associated with any of the pre-tax items noted above;

•	tax expense associated with the repatriation of net proceeds resulting from the sale of a business;

•	tax expense or benefit related to tax indemnification on the sale of businesses for periods prior to the sale; and

•
establishment or release of valuation allowance related to U.S. Federal and state net operating losses ("NOLs") and Federal tax credits generated prior to November 2010 and foreign NOLs of our subsidiaries primarily related to former businesses.

Although we utilize Non-GAAP financial measures internally to monitor and analyze our performance, determine compensation under our management incentive plans and predict future performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these Non-GAAP financial measures may be calculated differently from similarly titled Non-GAAP financial measures utilized by other companies and, therefore, should not be used in a comparison of our performance relative to other companies without further review of how others calculate these measures.
Forward-Looking Statements
This earnings press release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including our actions that will drive earnings growth, demand for our products and expectations for growth, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed in forward-looking statements. Important factors that could cause our results to differ materially from those expressed in forward-looking statements include, but are not limited to, economic, business, competitive, political, regulatory, legal and governmental conditions in the countries and regions in which we operate. These factors and others are discussed more fully in the reports we file with the Securities and Exchange Commission, particularly our latest annual report on Form 10-K. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

CHEMTURA CORPORATION
Index of Financial Statements and Schedules

Page

GAAP Condensed Consolidated Statements of Operations (Unaudited) -
Quarters ended December 31, 2016, September 30, 2016 and December 31, 2015
and years ended December 31, 2016 and December 31, 2015	9

GAAP Segment Information (Unaudited) -
Quarters ended December 31, 2016, September 30, 2016 and December 31, 2015
and years ended December 31, 2016 and December 31, 2015	10

Condensed Consolidated Balance Sheets - December 31, 2016 and December 31, 2015	11

Condensed Consolidated Statements of Cash Flows and Supplemental Data (Unaudited) -
Quarters ended December 31, 2016, September 30, 2016 and December 31, 2015
and years ended December 31, 2016 and December 31, 2015	12

Major Factors Affecting Net Sales and Operating Income (Unaudited) -
Quarter ended December 31, 2016 versus December 31, 2015 and September 30, 2016	13

Major Factors Affecting Net Sales and Operating Income (Unaudited) -
Year ended December 31, 2016 versus December 31, 2015	14

Reconciliation of Non-GAAP metrics (Unaudited) -
Quarters ended December 31, 2016, September 30, 2016 and December 31, 2015
and years ended December 31, 2016 and December 31, 2015	15

Reconciliation of GAAP Net Earnings (Loss) to Segment and Total Adjusted EBITDA (Unaudited) -
Quarters ended December 31, 2016, September 30, 2016 and December 31, 2015	16

Reconciliation of GAAP Net Earnings (Loss) to Segment and Total Adjusted EBITDA (Unaudited) -
Years ended December 31, 2016 and December 31, 2015	17

Reconciliation of GAAP Net Earnings (Loss) to Adjusted EBITDA (Unaudited) -
Years ended December 31, 2016 and December 31, 2015	18

CHEMTURA CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarters Ended			Years Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Net sales	$385	$414	$399	$1,654	$1,745
Cost of goods sold	277	289	295	1,181	1,312
Gross profit	108	125	104	473	433
Gross profit %	28%	30%	26%	29%	25%

Selling, general and administrative	38	35	38	143	151
Depreciation and amortization	21	21	23	85	93
Research and development	6	5	5	21	20
Facility closures, severance and related costs	—	1	1	1	3
Merger and integration costs	2	11	—	13	—
Loss on sale of business	—	1	—	1	4
Impairment charges	—	—	1	1	1
Pension settlement	—	—	—	162	—
Equity income	—	—	—	—	(1)
Operating income	41	51	36	46	162
Interest expense	(8)	(8)	(7)	(32)	(30)
Other income (expense), net	3	(1)	10	—	20
Earnings before income taxes	36	42	39	14	152
Income tax (expense) benefit	(14)	(17)	27	(29)	(16)
Net earnings (loss)	$22	$25	$66	$(15)	$136

Per share information:
Net earnings (loss) - Basic	$0.35	$0.40	$0.98	$(0.24)	$2.01
Net earnings (loss) - Diluted	$0.34	$0.39	$0.96	$(0.24)	$1.98

Weighted average shares outstanding - Basic	63.0	63.0	67.4	63.8	67.8
Weighted average shares outstanding - Diluted	64.1	63.9	68.5	63.8	68.8

Comparison versus September 30, 2016:
% change in net sales	(7)%
% change in operating income	(20)%

Comparison versus December 31, 2015:
% change in net sales	(4)%			(5)%
% change in operating income	14%			(72)%

CHEMTURA CORPORATION
Segment Information (Unaudited)
(In millions)

	Quarters Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
NET SALES
Petroleum additives	$131	$140	$141	$576	$614
Urethanes	57	63	57	247	272
Industrial Performance Products	188	203	198	823	886
Bromine based & related products	130	142	134	555	575
Organometallics	44	42	35	166	147
Industrial Engineered Products	174	184	169	721	722
Agrochemical Manufacturing	23	27	32	110	137
Total net sales	$385	$414	$399	$1,654	$1,745

OPERATING INCOME
Industrial Performance Products	$26	$41	$30	$148	$141
Industrial Engineered Products	23	28	17	94	58
Agrochemical Manufacturing	9	9	8	37	35
Segment operating income	58	78	55	279	234
General corporate expense, including amortization	(15)	(14)	(17)	(55)	(64)
Facility closures, severance and related costs	—	(1)	(1)	(1)	(3)
Merger and integration costs	(2)	(11)	—	(13)	—
Loss on sale of business	—	(1)	—	(1)	(4)
Impairment charges	—	—	(1)	(1)	(1)
Pension settlement	—	—	—	(162)	—
Total operating income	$41	$51	$36	$46	$162

DEPRECIATION AND AMORTIZATION
Industrial Performance Products	$8	$7	$7	$30	$28
Industrial Engineered Products	10	11	12	42	47
Agrochemical Manufacturing	1	1	1	4	4
General corporate expense	2	2	3	9	14
Total depreciation and amortization	$21	$21	$23	$85	$93

NON-CASH SHARE-BASED COMPENSATION EXPENSE
Industrial Performance Products	$—	$—	$—	$1	$1
Industrial Engineered Products	—	—	—	1	1
General corporate expense	4	3	3	11	10
Total non-cash share-based compensation expense	$4	$3	$3	$13	$12

CHEMTURA CORPORATION
Condensed Consolidated Balance Sheets
(In millions)

	December 31, 2016	December 31, 2015

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$220	$323
Accounts receivable, net	213	210
Inventories, net	310	315
Other current assets	122	130
Total current assets	865	978
NON-CURRENT ASSETS
Property, plant and equipment, net	652	663
Goodwill	158	166
Intangible assets, net	77	88
Deferred tax asset	305	354
Other assets	111	111
Total Assets	$2,168	$2,360

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term borrowings	$19	$46
Accounts payable	120	120
Accrued expenses	122	142
Below market contract obligation - current	38	38
Income taxes payable	11	15
Total current liabilities	310	361
NON-CURRENT LIABILITIES
Long-term debt	457	465
Pension and post-retirement health care liabilities	207	270
Below market contract obligation - non-current	107	145
Deferred tax liability	6	7
Other liabilities	103	110
Total liabilities	1,190	1,358

TOTAL EQUITY	978	1,002
Total Liabilities and Equity	$2,168	$2,360

CHEMTURA CORPORATION
Condensed Consolidated Statements of Cash Flows and Supplemental Data (Unaudited)
(In millions)

	Quarters Ended			Years Ended
Increase (decrease) to cash	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
			(a)
Condensed Consolidated Statements of Cash Flows (Unaudited)
Net cash provided by operating activities	$50	$43	$42	$137	$159
Net cash used in investing activities	(20)	(24)	(27)	(82)	(23)
Net cash used in financing activities	—	(4)	(3)	(151)	(189)
Effect of exchange rates on cash and cash equivalents	(12)	1	(6)	(7)	(16)
Change in cash and cash equivalents	18	16	6	(103)	(69)
Cash and cash equivalents at beginning of period	202	186	317	323	392
Cash and cash equivalents at end of period	$220	$202	$323	$220	$323

Supplemental cash flow data:
Changes in accounts receivable	$(4)	$21	$16	$(11)	$24
Changes in inventories	$6	$(15)	$(2)	$(5)	$(5)
Changes in accounts payable	$—	$—	$(17)	$5	$(18)
Changes in pension and post-retirement health care liabilities	$(3)	$(4)	$(3)	$(60)	$(28)

Sale of Platform shares	$—	$—	$—	$—	$54
Capital expenditures	$(26)	$(24)	$(27)	$(88)	$(80)
Payments on long-term debt	$(3)	$(1)	$(1)	$(44)	$(60)
Common shares acquired	$—	$(6)	$(10)	$(116)	$(150)
Income tax payments - net of refunds	$(7)	$(13)	$(4)	$(29)	$(36)
Interest payments	$(1)	$(14)	$(1)	$(30)	$(31)
Cash contributions to pension and post-retirement health care liabilities	$(3)	$(4)	$(4)	$(60)	$(31)

Share Repurchase Program:	Shares purchased	Cost of shares
Year ended December 31, 2016 share purchases	4.5	$116

Non-GAAP Liquidity Measures
	Quarters Ended			Years Ended
Free Cash Flow:	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net cash provided by operating activities	$50	$43	$42	$137	$159
Capital expenditures	(26)	(24)	(27)	(88)	(80)
Free Cash Flow	$24	$19	$15	$49	$79

	As of
Capitalization data:	December 31, 2016	September 30, 2016	December 31, 2015
Total debt	$476	$479	$511
Cash and cash equivalents	220	202	323
Net Debt (Total debt less Cash and cash equivalents)	$256	$277	$188

CHEMTURA CORPORATION
Major Factors Affecting Net Sales and Operating Income (Unaudited)
(In millions)

Net Sales	Industrial Performance Products	Industrial Engineered Products	Agrochemical Manufacturing	Total
Quarter Ended December 31, 2015	$198	$169	$32	$399
Changes in sales prices	(4)	6	—	2
Unit volume and mix	(5)	—	(9)	(14)
Foreign currency	(1)	(1)	—	(2)
Quarter Ended December 31, 2016	$188	$174	$23	$385

Quarter Ended September 30, 2016	$203	$184	$27	$414
Changes in sales prices	1	—	—	1
Unit volume and mix	(16)	(9)	(4)	(29)
Foreign currency	—	(1)	—	(1)
Quarter Ended December 31, 2016	$188	$174	$23	$385

Operating Income	Industrial Performance Products	Industrial Engineered Products	Agrochemical Manufacturing	General corporate expense	Other charges (a)	Total
Quarter Ended December 31, 2015	$30	$17	$8	$(17)	$(2)	$36
Price over raw materials	—	6	—	—	—	6
Unit volume and mix	(4)	(1)	1	—	—	(4)
Foreign currency	—	1	—	—	—	1
Manufacturing cost and absorption	(1)	3	—	—	—	2
Distribution cost	2	(1)	—	—	—	1
Depreciation and amortization expense	(1)	2	—	1	—	2
Facility closures, severance and related costs	—	—	—	—	1	1
Merger and integration costs	—	—	—	—	(2)	(2)
Impairment charges	—	—	—	—	1	1
Other	—	(4)	—	1	—	(3)
Quarter Ended December 31, 2016	$26	$23	$9	$(15)	$(2)	$41

Quarter Ended September 30, 2016	$41	$28	$9	$(14)	$(13)	$51
Price over raw materials	(5)	(1)	—	—	—	(6)
Unit volume and mix	(5)	(2)	—	—	—	(7)
Manufacturing cost and absorption	(3)	(1)	—	—	—	(4)
Depreciation and amortization expense	(1)	1	—	—	—	—
Facility closures, severance and related costs	—	—	—	—	1	1
Merger and integration costs	—	—	—	—	9	9
Loss on sale of business	—	—	—	—	1	1
Other	(1)	(2)	—	(1)	—	(4)
Quarter Ended December 31, 2016	$26	$23	$9	$(15)	$(2)	$41

(a) - Includes facility closures, severance and related costs, merger and integration costs, loss on sale of business and impairment charges.

CHEMTURA CORPORATION
Major Factors Affecting Net Sales and Operating Income (Unaudited)
(In millions)

Net Sales	Industrial Performance Products	Industrial Engineered Products	Agrochemical Manufacturing	Total
Year Ended December 31, 2015	$886	$722	$137	$1,745
Changes in sales prices	(30)	12	—	(18)
Unit volume and mix	(31)	(14)	(27)	(72)
Foreign currency	(2)	1	—	(1)
Year Ended December 31, 2016	$823	$721	$110	$1,654

Operating Income	Industrial Performance Products	Industrial Engineered Products	Agrochemical Manufacturing	General corporate expense	Other charges (a)	Total
Year Ended December 31, 2015	$141	$58	$35	$(64)	$(8)	$162
Price over raw materials	3	20	—	—	—	23
Unit volume and mix	—	(4)	2	—	—	(2)
Foreign currency	3	3	—	—	—	6
Manufacturing cost and absorption	2	13	—	—	—	15
Distribution cost	5	(2)	—	—	—	3
Depreciation and amortization expense	(2)	5	—	5	—	8
Facility closures, severance and related costs	—	—	—	—	2	2
Merger and integration costs	—	—	—	—	(13)	(13)
Loss on sale of business	—	—	—	—	3	3
Pension settlement	—	—	—	—	(162)	(162)
Other	(4)	1	—	4	—	1
Year Ended December 31, 2016	$148	$94	$37	$(55)	$(178)	$46

(a) - Includes facility closures, severance and related costs, merger and integration costs, loss on sale of business, impairment charges and pension settlement.

CHEMTURA CORPORATION
Reconciliation of Non-GAAP Metrics (Unaudited)
(In millions, except per share data)

	Quarters Ended			Years Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Reconciliation of Non-GAAP Net Sales
Net Sales - GAAP	$385	$414	$399	$1,654	$1,745
Below market contract obligation	(9)	(10)	(9)	(38)	(38)
Net Sales - Non-GAAP	$376	$404	$390	$1,616	$1,707

Reconciliation of Non-GAAP Net Earnings and Non-GAAP Earnings Per Share
Net earnings (loss) - GAAP	$22	$25	$66	$(15)	$136
Below market contract obligation	(9)	(10)	(9)	(38)	(38)
Facility closures, severance and related costs	—	1	1	1	3
Merger and integration costs	2	11	—	13	—
Loss on sale of business	—	1	—	1	4
Impairment charges	—	—	1	1	1
Pension settlement	—	—	—	162	—
Release of translation adjustment from liquidation of entities	2	—	(8)	2	(8)
Other adjustments	—	—	—	(2)	2
Income tax expense (benefit)	14	17	(27)	29	16
Net earnings before tax - Non-GAAP	31	45	24	154	116
Income tax (expense) benefit - Non-GAAP	(9)	(12)	6	(43)	(15)
Net earnings - Non-GAAP	$22	$33	$30	$111	$101

Per share information (GAAP):
Net earnings (loss) - Basic	$0.35	$0.40	$0.98	$(0.24)	$2.01
Net earnings (loss) - Diluted	$0.34	$0.39	$0.96	$(0.24)	$1.98

Weighted average shares outstanding - Basic	63.0	63.0	67.4	63.8	67.8
Weighted average shares outstanding - Diluted	64.1	63.9	68.5	63.8	68.8

Per share information (Non-GAAP):
Net earnings - Basic	$0.35	$0.52	$0.45	$1.74	$1.49
Net earnings - Diluted	$0.34	$0.52	$0.44	$1.72	$1.47

Weighted average shares outstanding - Basic	63.0	63.0	67.4	63.8	67.8
Weighted average shares outstanding - Diluted	64.1	63.9	68.5	64.7	68.8

CHEMTURA CORPORATION
Reconciliation of GAAP Net Earnings (Loss) to Segment and Total Adjusted EBITDA (Unaudited)
(In millions)

Quarter Ended December 31, 2016	Industrial Performance Products	Industrial Engineered Products	Agrochemical Manufacturing	Corporate (a)	Total
Net earnings (loss) - GAAP	$26	$23	$9	$(36)	$22
Interest expense	—	—	—	8	8
Other expense, net	—	—	—	(3)	(3)
Income tax expense	—	—	—	14	14
Operating income (loss)	26	23	9	(17)	41
Depreciation and amortization	8	10	1	2	21
Below market contract obligation	—	—	(9)	—	(9)
Merger and integration costs	—	—	—	2	2
Non-cash share-based compensation	—	—	—	4	4
Adjusted EBITDA	$34	$33	$1	$(9)	$59

Quarter Ended September 30, 2016
Net earnings (loss) - GAAP	$41	$28	$9	$(53)	$25
Interest expense	—	—	—	8	8
Other expense, net	—	—	—	1	1
Income tax expense	—	—	—	17	17
Operating income (loss)	41	28	9	(27)	51
Depreciation and amortization	7	11	1	2	21
Below market contract obligation	—	—	(10)	—	(10)
Facility closures, severance and related costs	—	—	—	1	1
Merger and integration costs	—	—	—	11	11
Loss on sale of business	—	—	—	1	1
Non-cash share-based compensation	—	—	—	3	3
Adjusted EBITDA	$48	$39	$—	$(9)	$78

Quarter Ended December 31, 2015
Net earnings - GAAP	$30	$17	$8	$11	$66
Interest expense	—	—	—	7	7
Other income, net	—	—	—	(10)	(10)
Income tax benefit	—	—	—	(27)	(27)
Operating income (loss)	30	17	8	(19)	36
Depreciation and amortization	7	12	1	3	23
Below market contract obligation	—	—	(9)	—	(9)
Facility closures, severance and related costs	—	—	—	1	1
Impairment charges	—	—	—	1	1
Non-cash share-based compensation	—	—	—	3	3
Adjusted EBITDA	$37	$29	$—	$(11)	$55

(a) Includes general corporate expenses, facility closures, severance and related costs, merger and integration costs, loss on sale of business and impairment charges.

CHEMTURA CORPORATION
Reconciliation of GAAP Net Earnings (Loss) to Segment and Total Adjusted EBITDA (Unaudited)
(In millions)

Year Ended December 31, 2016	Industrial Performance Products	Industrial Engineered Products	Agrochemical Manufacturing	Corporate (a)	Total
Net earnings (loss) - GAAP	$148	$94	$37	$(294)	$(15)
Interest expense	—	—	—	32	32
Income tax expense	—	—	—	29	29
Operating income (loss)	148	94	37	(233)	46
Depreciation and amortization	30	42	4	9	85
Below market contract obligation	—	—	(38)	—	(38)
Facility closures, severance and related costs	—	—	—	1	1
Merger and integration costs	—	—	—	13	13
Loss on sale of business	—	—	—	1	1
Impairment charges	—	—	—	1	1
Pension settlement	—	—	—	162	162
Other adjustments	—	—	—	(2)	(2)
Non-cash share-based compensation	1	1	—	11	13
Adjusted EBITDA	$179	$137	$3	$(37)	$282

Year Ended December 31, 2015
Net earnings (loss) - GAAP	$141	$58	$35	$(98)	$136
Interest expense	—	—	—	30	30
Other income, net	—	—	—	(20)	(20)
Income tax expense	—	—	—	16	16
Operating income (loss)	141	58	35	(72)	162
Depreciation and amortization	28	47	4	14	93
Below market contract obligation	—	—	(38)	—	(38)
Facility closures, severance and related costs	—	—	—	3	3
Loss on sale of business	—	—	—	4	4
Impairment charges	—	—	—	1	1
Other adjustments	—	1	—	(1)	—
Non-cash share-based compensation	1	1	—	10	12
Adjusted EBITDA	$170	$107	$1	$(41)	$237

(a) Includes general corporate expenses, facility closures, severance and related costs, merger and integration costs, loss on sale of business, impairment charges and pension settlement.

CHEMTURA CORPORATION
Reconciliation of GAAP Net Earnings (Loss) to Adjusted EBITDA (Unaudited)
(In millions)

	Years Ended
	December 31, 2016	December 31, 2015
Net (loss) earnings - GAAP	$(15)	$136
Interest expense	32	30
Other income, net	—	(20)
Income tax expense	29	16
Operating income	46	162
Depreciation and amortization	85	93
Below market contract obligation	(38)	(38)
Facility closures, severance and related costs	1	3
Merger and integration costs	13	—
Loss on sale of business	1	4
Impairment charges	1	1
Pension settlement	162	—
Other adjustments	(2)	—
Non-cash share-based compensation	13	12
Adjusted EBITDA	$282	$237